EXHIBIT 99.1

Thermon Reports Fourth Quarter and Full Fiscal 2011 Results

Company Announces Record Revenues and Earnings

SAN MARCOS, Texas, June 2, 2011 (GLOBE NEWSWIRE) -- Thermon Group Holdings, Inc. ("Thermon," "we" or "our") (NYSE:THR) today announced financial results for the fourth quarter and fiscal year ended March 31, 2011 (or "Fiscal 2011").

We recorded record annual revenue of $238.8 million during Fiscal 2011, up 24% from $192.7 million in Fiscal 2010. We experienced annual revenue growth in both hemispheres and approximately 69% of our revenue during Fiscal 2011 was generated outside of the United States. We posted record fourth quarter revenue of $59.8 million, up 20% from $49.8 million in Q4 2010.

On a GAAP basis, annual gross profit in Fiscal 2011 was $102.7 million, which included a $7.6 million non-cash accounting adjustment to cost of sales related to the April 30, 2010 acquisition of Thermon sponsored by CHS Capital LLC (the "CHS Transaction"). Excluding the adjustment, gross profit was $110.3 million, or 46% percent of revenues. This result compares to $91.3 million, or 47% of revenues, in Fiscal 2010. Gross profit totaled $29.0 million in Q4 2011, an increase of 29% from $22.4 million in Q4 2010. Gross margin was approximately 48% in Q4 2011, up from 45% in Q4 2010.

Income from operations was $26.1 million for Fiscal 2011, which included $18.2 million of amortization of intangible assets related to the CHS Transaction. Net of amortization of intangible assets, income from operations was $44.3 million, as compared to $44.0 million in Fiscal 2010. Income from operations was $9.2 million in Q4 2011, up 12% from $8.2 million in Q4 2010. Net of amortization of intangible assets, income from operations in Q4 2011 was $12.1 million, up 37.5% from $8.8 million in Q4 2010.

Net loss was $15.2 million during Fiscal 2011, down from net income of $18.9 million in the prior year. The decrease is primarily attributable to $22.7 million of fees and expenses associated with the CHS Transaction, the $18.2 million non-cash amortization expense described above and a $22.2 million increase in interest expense. Net loss in Q4 2011 was $4.0 million, as compared to net income of $4.2 million in Q4 2010.

Adjusted EBITDA was a record $55.7 million in Fiscal 2011, an increase of 24% from $45.0 million in the prior year, primarily driven by revenue growth. Adjusted EBITDA in Q4 2011 was a fourth quarter record of $13.2 million, up 47% from $9.0 million in Q4 2010.

At March 31, 2011, we had $49.2 million in cash and cash equivalents, net of $2.1 million in short term borrowings, up from $35.0 million in the prior quarter, and approximately $2.9 million at the close of the CHS Transaction. We utilized cash generated from operations to fund a partial redemption of $21.0 million of our outstanding senior secured notes on April 29, 2011.

Loss per share for Q4 2011 and Fiscal 2011 was $(0.16) and $(0.60), respectively. Based on 27.7 million shares outstanding on a fully diluted basis at March 31, 2011, our Adjusted EBITDA per share was $0.46 and $1.96 for Q4 2011 and Fiscal 2011, respectively. As the capital structure of the Company was substantially different prior to the CHS Transaction, the prior period earnings per share and Adjusted EBITDA per share amounts are not comparable or meaningful.

We recorded backlog of $76.3 million at March 31, 2011, as compared to $86.5 million at March 31, 2010.

"We finished the fiscal year with a strong fourth quarter as compared to the prior year period, which contributed to our record earnings and double digit revenue growth over Fiscal 2010. We believe that we are well positioned for continued success," said Rodney Bingham, President and Chief Executive Officer.

Conference Call and Webcast Information

Thermon's senior management team, including Rodney Bingham, President and Chief Executive Officer, and Jay Peterson, Chief Financial Officer, will discuss Fiscal 2011 results during a conference call today at 10:00 a.m. (Central Time), which will be simultaneously webcast on Thermon's Investor Relations website located at http://ir.thermon.com. Investment community professionals interested in participating in the question-and-answer session may access the call by dialing (877) 312-5421 from within the United States/Canada and (253) 237-1121 from outside of the United States/Canada. A replay of the webcast will be available on Thermon's Investor Relations website beginning two hours after the conclusion of the call and ending at 5:00 p.m. on June 24, 2011.

About Thermon

Through its global network, Thermon provides highly engineered thermal solutions, known as heat tracing, for process industries, including energy, chemical processing and power generation. Thermon's products provide an external heat source to pipes, vessels and instruments for the purposes of freeze protection, temperature maintenance, environmental monitoring and surface snow and ice melting. Thermon is headquartered in San Marcos, Texas. For more information, please visit www.thermon.com.

The Thermon logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7808

Non-GAAP Financial Measures

Disclosure in this release of EBITDA, Adjusted EBITDA and Adjusted EBITDA per share, which are "non-GAAP financial measures" as defined under the rules of the Securities and Exchange Commission, are intended as supplemental measures of our financial performance that are not required by, or presented in accordance with, U.S. generally accepted accounting principles ("GAAP"). EBITDA represents net income before income taxes, interest income, interest expense and depreciation expense and amortization of other intangible assets. Adjusted EBITDA represents EBITDA before other non-cash charges such as stock-based compensation expense, transaction expenses and other unusual non-recurring transactions not associated with the ongoing operations of Thermon.

We believe Adjusted EBITDA and Adjusted EBITDA per share are meaningful to our investors to enhance their understanding of our financial performance. Although Adjusted EBITDA and Adjusted EBITDA per share are not necessarily measures of our ability to fund our cash needs, we understand that they are frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA and Adjusted EBITDA per share. Adjusted EBITDA and Adjusted EBITDA per share should be considered in addition to, not as substitutes for, income from operations, net income (loss), net income (loss) per share and other measures of financial performance reported in accordance with GAAP. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. For a description of how EBITDA, Adjusted EBITDA and EBITDA per share are calculated from our net income (loss) and a reconciliation of our EBITDA, Adjusted EBITDA and EBITDA per share to net income (loss), see the section of this release titled "Reconciliation of Net Income (Loss) to EBITDA, Adjusted EBITDA and Adjusted EBITDA per share (Unaudited)."

Forward-Looking Statements

This release may include forward-looking statements within the meaning of the U.S. federal securities laws in addition to historical information. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. When used, the words "anticipate," "assume," "believe," "budget," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "will," "future" and similar terms and phrases are intended to identify forward-looking statements in this release. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows.

Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, (i) general economic conditions and cyclicality in the markets we serve; (ii) future growth of energy and chemical processing capital investments; (iii) changes in relevant currency exchange rates; (iv) our ability to comply with the complex and dynamic system of laws and regulations applicable to international operations; (v) a material disruption at any of our manufacturing facilities; (vi) our dependence on subcontractors and suppliers; (vii) our ability to obtain standby letters of credit, bank guarantees or performance bonds required to bid on or secure certain customer contracts; (viii) competition from various other sources providing similar heat tracing products and services, or other alternative technologies, to customers; (ix) our ability to attract and retain qualified management and employees, particularly in our overseas markets; (x) our ability to continue to generate sufficient cash flow to satisfy our liquidity needs; (xi) the extent to which federal, state, local and foreign governmental regulation of energy, chemical processing and power generation products and services limits or prohibits the operation of our business; and (xii) other factors discussed in more detail under the caption "Risk Factors" in our Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the "SEC") on April 19, 2011.

Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required to do so under applicable securities laws.

Thermon Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
(Unaudited, Dollars in Thousands)

	March 31, 2011 (Successor)	March 31, 2010 (Predecessor)
Assets
Current assets:
Cash and cash equivalents	$ 51,266	$ 30,147
Accounts receivable, net of allowance for doubtful accounts of $1,487 and $1,835 as of March 31, 2011 and March 31, 2010, respectively	40,013	41,882
Notes receivable and other	–	3
Inventories, net	31,118	22,835
Costs and estimated earnings in excess of billings on uncompleted contracts	2,063	1,636
Income taxes receivable	2,462	1,368
Prepaid expenses and other current assets	7,633	4,331
Deferred income taxes	1,491	1,428
Total current assets	136,046	103,630
Property, plant and equipment, net	21,686	22,750
Goodwill	120,750	42,013
Intangible assets, net	159,056	50,137
Debt issuance costs, net	11,573	–
Other noncurrent assets	633	2,586
	$ 449,744	$ 221,116
Liabilities and shareholder's/members' equity
Current liabilities:
Accounts payable	$ 18,573	$ 9,397
Accrued liabilities	28,972	13,505
Obligations due to settle the CHS Transactions	4,213	–
Revolving lines of credit	2,063	–
Current portion of long term debt	21,000	–
Billings in excess of costs and estimated earnings on uncompleted contracts	1,110	1,035
Income taxes payable	6,646	2,158
Deferred income taxes	–	138
Total current liabilities	82,577	26,233
Long-term debt, net of current maturities	189,000	109,249
Deferred income taxes	49,809	30,005
Other noncurrent liabilities	1,826	555

Shareholder's/Members' equity	126,532	55,074
	$ 449,744	$ 221,116

Thermon Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations
(Unaudited, Dollars in Thousands)

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010
	(Successor)	(Predecessor)	(Predecessor/ Successor Combined)	(Predecessor)

Sales	$ 59,840	$ 49,808	$ 238,808	$ 192,713
Cost of sales	30,832	27,435	128,460	101,401
Fair Value Adjustment			7,614
Gross profit	29,008	22,373	102,734	91,312
Operating expenses:
Marketing, general and administrative and engineering	16,936	13,573	58,425	47,343
Amortization of other intangible assets	2,904	623	18,245	2,426
Income from operations	9,168	8,177	26,064	41,543
Interest expense, net	(6,257)	(1,816)	(29,581)	(7,351)
Fees and expenses related to the CHS Transactions	(1,089)	–	(22,694)	–
Miscellaneous expense	(569)	(424)	(270)	(1,286)
Income (loss) before provision for income taxes	1,253	5,937	(26,481)	32,906
Income tax (expense) benefit	(5,232)	(1,725)	11,274	(13,966)
Net income (loss)	$ (3,979)	$ 4,212	$ (15,207)	$ 18,940

Net loss per common share

Basic and diluted loss per share	$(0.16)	N/A	$(0.60)	N/A
Weighted –average shares used in computing net loss per common share:
Basic and diluted	24,933,407	N/A(a)	24,900,332(b)	N/A

(a) We have not presented net income (loss) per share amounts for the prior periods, as the capital structure of the Company was substantially different prior to the CHS Transaction, and the prior period net income (loss) per share amounts are therefore not comparable or meaningful.
(b) The combined period includes one month of the predecessor's capitalization. The weighted shares presented are for eleven months of the successor.

Thermon Group Holdings, Inc. and Subsidiaries
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA and Net Income (Loss) per share to EBITDA per share and Adjusted EBITDA per share
(Unaudited, Dollars in Thousands)

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010
	(Successor)	(Predecessor)	(Predecessor/ Successor Combined)	(Predecessor)
Net income (loss)	$ (3,979)	$ 4,212	$ (15,207)	$ 18,940
Interest expense, net	6,257	1,816	29,581	7,351
Income tax expense (benefit)	5,232	1,725	(11,274)	13,966
Depreciation and amortization expense	3,403	1,201	27,930	4,424
EBITDA—non-GAAP basis	$ 10,913	$ 8,954	$ 31,030	$ 44,681
EBITDA—non-GAAP basis	$ 10,913	$ 8,954	$ 31,030	$ 44,681
Stock compensation expense	1,206	—	1,939	—
Fees and expenses related to the CHS Transactions	1,089	—	22,694	309
Adjusted EBITDA—non-GAAP basis	$ 13,208	$ 8,954	$ 55,663	$ 44,990

Net loss per share, as reported (a)	$ (0.16)		$ (0.60)
Interest expense, net, per share	0.23		1.07
Income tax expense (benefit) per share	0.19		(0.41)
Depreciation and amortization expense per share	0.12		1.01
Diluted EBITDA per share—non-GAAP basis	$ 0.38		$ 1.07
Diluted EBITDA per share—non-GAAP basis	$0.38		$ 1.07
Stock compensation expense per share	0.04		.07
Fees and expenses related to the CHS Transactions per share	0.04		.82
Adjusted EBITDA per share—non-GAAP basis	$ 0.46		$ 1.96

(a)- Net loss per share is calculated on the basis of 24,933,407 and 24,900,332 shares outstanding for the three months and year ended March 31, 2011, respectively. All other per share data in this table is calculated using fully diluted shares outstanding of 27,690,931 and 27,657,856 for the three months and year ended March 31, 2011, respectively.
CONTACT: Sarah Alexander
         Thermon
         (512) 396-5801
         Investor.Relations@thermon.com